                                                                     EXHIBIT 5.1

                   [Letterhead of Simpson Thacher & Bartlett]


                                            April 14, 1999






BancWest Corporation
999 Bishop Street
Honolulu, Hawaii 96813


Ladies and Gentlemen:

         We have acted as counsel to BancWest Corporation, a Delaware corporation (the "Company"), in connection with the merger (the "Merger") of SierraWest Corporation ("SierraWest") with and into Bank of the West, a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of February 25, 1999, as amended by Amendment No.1, dated March 24, 1999 (the "Merger Agreement") among the Company, Bank of the West and SierraWest. This opinion letter is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 4,624,004 shares of common stock, $1.00 par value per share (the "Shares"), of the Company to be issued in the Merger in accordance with the terms of the Merger Agreement.

BancWest Corporation                   2                          April 14, 1999


         We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement and of the Registration Statement, and originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and such certificates of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary in connection with the opinion expressed herein.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when issued in the Merger in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing in the Registration Statement under the caption "Legal Matters."

BancWest Corporation                   3                          April 14, 1999


         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

                                            Very truly yours,


                                            /s/ Simpson Thacher & Bartlett

                                            SIMPSON THACHER & BARTLETT